UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 17, 2019
NOBILIS HEALTH CORP.
(Exact name of registrant as specified in its charter)

British Columbia	001-37349	98-1188172
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

11700 Katy Freeway, Suite 300, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (281) 925-0950
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Appointment of Officer
On January 17, 2019, Nobilis Health Corp. (the “Company”) announced Brandon Moreno, who had been the Senior Vice President of Finance of the Company was appointed by the Board of Directors (the “Board”) as the Company’s new Chief Financial Officer. Mr. Moreno, age 33, brings to the Chief Financial Officer role substantial leadership and over 11 years of healthcare financial and accounting experience. Mr. Moreno joined the Company in September of 2014, serving as Associate Vice President of Finance. Mr. Moreno was promoted to Senior Vice President of Finance in January of 2016. Prior to joining the Company, Mr. Moreno served as Director of Finance for University General Hospital Systems. Mr. Moreno earned a bachelor’s degree in Finance and Accounting from New York University. He received a master’s degree in Business Administration from the University of Texas at San Antonio.
In connection with his appointment, the Company, Northstar Healthcare Acquisitions, LLC (“NHA”), and Mr. Moreno entered into a written employment agreement (the “Employment Agreement”) for an initial two-year term. NHA is an indirect subsidiary of the Company. The Employment Agreement provides for the following compensation terms for Mr. Moreno. Pursuant to the Employment Agreement, Mr. Moreno will receive a base salary of $300,000 annually. Mr. Moreno is eligible to receive an annual, discretionary bonus equal to 40% of his base salary upon the achievement of individual and corporate performance objectives as determined in good faith by the Compensation, Nominating, and Corporate Governance Committee of the Company’s Board. The Board of the Company on January 17, 2019, also authorized the grant of 150,000 stock options to Mr. Moreno vesting in equal annual installments, based on his Commencement Date, over three years with a ten-year expiration. Mr. Moreno is eligible to participate in NHA’s employee benefit plans on the same basis as generally made available to other executives of NHA.
In addition, the Employment Agreement provides for certain payments and benefits in the event of termination of his employment under specific circumstances including, but not limited to, a change of control event. If during the term of the Employment Agreement, his employment is terminated by NHA other than for Cause, death, Disability or upon Change of Control or by Mr. Moreno for Good Reason or for Just Cause (each defined in the Employment Agreement), he would be entitled to (1) any unpaid expense reimbursements accrued prior to the Termination Date and (2) a payment equal to the greater of (A) his monthly Base Salary for 6 months or (B) the remainder of his Base Salary payable under the then current Employment Period. NHA is to make the payment under number 2 above in accordance with NHA’s standard payroll practices.
Mr. Moreno’s receipt of the payments outlined in number 2 above is contingent upon execution of a full release of any and all claims Mr. Moreno may have against NHA, its parents, subsidiaries and affiliates and each of their respective directors, officers, employees and agents, and compliance with the restrictive covenants described in the following paragraph.
Pursuant to the Employment Agreement, Mr. Moreno has agreed to customary restrictions concerning the disclosure and use of the Company’s confidential information and has agreed that all work product or inventions developed or conceived by him while employed with NHA relating to any activities of NHA is the property of NHA. Also, during the term of his employment and for the 6 months following his termination, except if Mr. Moreno terminates the Employment Agreement for Just Cause, Mr. Moreno has agreed not to provide the duties described in Section 1 of the Employment Agreement to any Competing Business in Texas and Arizona.
The preceding description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. Unless otherwise defined herein, all capitalized terms written under Item 5.02 have the same meaning as in the Employment Agreement.
There are no family relationships between Mr. Moreno and any director or officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Resignation of Officer
On January 17, 2019, Mr. Kenneth Klein stepped down as the Company’s Interim Chief Financial Officer.
The press release issued by the Company on January 17, 2019, announcing the matters described above, is filed as Exhibit 99.1 hereto.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d)   99.1 Press Release dated January 17, 2019

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

10.1	Brandon Moreno Employment Agreement
99.1	Nobilis Health Announces New CFO

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBILIS HEALTH CORP.

/s/ James Springfield
James Springfield
Chief Executive Officer

Date: January 24, 2019